UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

Pyxus International, Inc.
(Exact name of Registrant as specified in its charter)

Virginia	000-25734	85-2386250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
8001 Aerial Center Parkway
Morrisville, North Carolina 27560-8417
(Address of principal executive offices, including zip code)
(919) 379-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2021, the Board of Directors of Pyxus International, Inc. (the “Company”) appointed Flavia Landsberg as Executive Vice President and Chief Financial Officer of the Company, with such appointment to be effective immediately after the filing by the Company with the Securities and Exchange Commission (the “SEC”) of the Company’s Form 10-Q for the period ended September 30, 2021. Ms. Landsberg, age 53, had served from July 2020 until June 2021 as Chief Financial Officer of High Ridge Brands, which offers branded hair and skin care products. Prior to that, from December 2018, Ms. Landsberg served as Chief Financial Officer of Westminster Foods, a holding company of food manufacturers producing snack crackers, condiments, sauces and syrups. Prior to joining Westminster Foods, Ms. Landsberg served from February 2017 as Global Chief Financial Officer of EOS Products, a global cosmetic and beauty company. Before that, Ms. Landsberg enjoyed a 17-year career with Bunge Limited, a global agribusiness and food enterprise, in various financial and risk management roles, ultimately serving as the Global Chief Financial Officer of the Foods and Ingredients businesses of that company from January 2015 until her departure in June 2016.

In connection with the commencement of her employment, Ms. Landsberg entered into an Executive Employment Agreement on October 27, 2021 with the Company (the “Employment Agreement”). The Employment Agreement has an effective date of November 1, 2021 (the “Effective Date”) and an initial term expiring three years after its initial date, subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Ms. Landsberg at least 90 days prior to the scheduled expiration. The Employment Agreement provides for an initial base salary at an annual rate of $440,000 and a $126,000 signing bonus, which is to be paid in three equal installments, with the first payment to be made following the commencement of Ms. Landsberg’s employment and the second and third installments to be paid, subject to Ms. Landsberg’s continued employment, following November 1, 2022 and November 1, 2023, respectively. If Ms. Landsberg is terminated for “cause” or terminates her employment without “good reason” (each as defined in the Employment Agreement) within 12 months after receipt of such an installment she is obligated to repay a pro rata portion of the amount of the installment to the Company. Pursuant to the Employment Agreement, on the Effective Date Ms. Landsberg received awards of time-vesting restricted stock units for 100,000 shares of the Company’s common stock to vest in three equal annual installments subject to continued employment and performance-vesting restricted stock units, payable in 100,000 shares of the Company’s common stock at target performance level, with the payout to be based on achievement against specified three-year performance objectives. The Employment Agreement provides that Ms. Landsberg will be a participant in the Company’s Annual Incentive Plan at a target bonus opportunity equal to 75% of the annual base salary rate, with a bonus amount of $100,000 for the fiscal year ending March 31, 2022, subject to satisfaction of performance criteria to be agreed upon by December 31, 2021. If Ms. Landsberg’s employment is terminated by the Company without “cause” or if Ms. Landsberg resigns her employment for “good reason,” the Employment Agreement provides that she will be entitled to receive severance equal to one half of her annual base salary rate payable in six equal consecutive monthly installments, continuation of specified group health, vision and dental benefits for six months and a pro-rated payment of an outstanding award under the Annual Incentive Plan based on actual performance for the year in which such termination of employment occurs. The Employment Agreement includes non-competition and employee non-solicitation provisions applicable for a six-month period following any termination of her employment and provides for reimbursement to her by the Company of up to $5,000 for legal fees incurred in connection with the review and negotiation of the Employment Agreement.

In connection with his previously announced retirement described in the Company’s Form 8-K filed on June 30, 2021, which is incorporated herein by reference, on November 10, 2021, Joel L. Thomas resigned as Executive Vice President and Chief Financial Officer of the Company effective immediately after the filing by the Company with the SEC of the Company’s Form 10-Q for the period ended September 30, 2021.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement executed on October 27, 2021, with an effective date of November 1, 2021, between Flavia Landsberg and Pyxus International, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 15, 2021

PYXUS INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.

William L. O’Quinn, Jr.
Senior Vice President – Chief Legal
Officer and Secretary

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